Exhibit 10.3.1

                         AMENDMENT NO. 1 TO LEASE AGREEMENT

     This Amendment No. 1 dated as of April 21, 1998, is made by and between FIRST & LENORA, LLC a Washington Limited Liability Company ("Landlord") and THE COBALT GROUP, INC., a Washington Corporation ("Tenant").

                                      RECITALS

     A. David A. Edelstein and Nancy Jo Edelstein (then Landlord) and Tenant executed a certain Lease, dated 14th day of September, 1996, for the lease of certain office space in the building commonly known as the First & Lenora Building.

     B.   The Office Lease Agreement is referred to herein as "Lease".

     C. Landlord is the successor in interest to David A. Edelstein and Nancy Jo Edelstein.

     D. The space added to the current rentable area of the Premises as a result of this amendment shall be referred to as the "Expansion Space".

                                     AGREEMENT

     It is therefore agreed as follows:

     1. SECTION 1.1 PREMISES is amended to increase the current net rentable area of 11,536 leased by Tenant to include the 6,731 rsf northwestern bay and the 3,325 rsf southwestern bay of the ground floor, increasing the Premises by 10,056 rsf. Within the 6,731 rsf northwestern bay 1,261 square feet is mezzanine and within the 3,325 rsf southwestern bay 553 square feet is mezzanine.

     The adjusted rentable square footage for the entire Premises as of this amendment shall be 21,592 rentable square feet.

     2. SECTION 2.2 TERM: The lease term for the expanded premises shall begin May 1, 1998 and expire coterminous with the initial lease expiration date of October 31, 2000.

     3.   SECTION 2.1 --MINIMUM RENT FOR THE PREMISES


     SPACE     SQUARE FOOTAGE      PER RSF COST PER ANNUM   MONTHLY RENTAL AMOUNT
     Floor 1   10,056 rsf          $19.50                   $16,341.00
     Floor 3   11,536 rsf          $14.00                   $13,458.67



          The total adjusted Minimum Rent for the entire Premises is $29,799.67 per month plus any past or future adjustments due to an increase in operating costs passed through to Tenant as part of the Lease. The Minimum Rent for the entire Premises is calculated as a fully serviced lease pursuant to the terms of the Lease. Tenant shall be responsible for payment of its own separately metered electrical service for the ground floor spaces.

     4.   TENANT IMPROVEMENTS

     Tenant shall occupy the Premises on an "as is" basis with the exception of the demolition of the existing partition walls currently within the northwestern bay of the first floor expansion space. Demolition work shall be paid for by the Landlord. Any additional improvements to the Premises shall be at the cost of Tenant.

     5.   RELOCATION OF EXPANDED PREMISES

          In the event Landlord can make available to Tenant an office space on the second floor of the building comparable in size to that leased by Tenant on the ground floor, then Landlord shall have the right to relocate Tenant provided the following conditions are met: 1.) Landlord provides Tenant with $7.00 per rsf in tenant improvement dollars to refurbish the new premises. 2.) Landlord provides Tenant with a one-month rental abatement. 3.) Landlord provides Tenant with three months notice prior to such relocation. In the event such relocation should occur, the rental rate and the lease term remaining shall be the same as that on the first floor.

     6.   EXTERIOR BUILDING CONSTRUCTION

          Tenant acknowledges that during the course of this lease Landlord may begin significant construction on the exterior of the building. While Landlord shall use its best efforts to minimize any disruption to Tenant's premises, it is expected that such work shall be of inconvenience to Tenant during that period. Tenant agrees and understands that this may be the case and understands that short of Landlord's negligence, Tenant shall have no right to rental offset or abatement during the term of this lease. However in no event shall Landlord's construction work materially effect Tenant's ability to conduct normal business operations within the Premises.

          Except as set forth in this Amendment No. 1 all provisions of the Lease and the remainder of each Section referenced above, shall remain unchanged and in full force and effect.

     DATED this ___ day of ______________, 1998.

TENANT:                                 LANDLORD:

THE COBALT GROUP, INC.                  FIRST & LENORA, LLC.
A Washington Corporation                a Washington limited liability company

By:                                     By:
   -------------------------------         -------------------------------

Its:                                    Its:
    ------------------------------          ------------------------------

STATE OF ________________     )
                              )ss
COUNTY OF ______________      )

     On this _________ day of ____________, 1998, before me personally appeared ______________________, to me known to be the _______________________ of FIRST &
LENORA, LLC., a Washington limited liability company, which executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument on behalf of said partnership.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                                        ------------------------------------
                                        Notary Public
                                        Commission Expires:
                                                            ----------------